Exhibit 99.1

FORTRESS INVESTMENT GROUP LLC

FOR IMMEDIATE RELEASE

Contact:
Lilly H. Donohue
212-798-6118

Fortress Expands Management Team -- Daniel H. Mudd Appointed CEO

New York, NY. July 19, 2009 – Fortress Investment Group LLC (NYSE: FIG) today announced several changes in management responsibilities aimed at supporting the firm’s growth and maximizing investment results for fund investors and public shareholders.

Daniel H. Mudd, currently a member of the Fortress board of directors, will become the firm’s chief executive officer, effective as of August 11, 2009. As CEO, Mr. Mudd will be responsible for Fortress’s day-to-day operations and will be charged with developing the firm’s global growth strategy, continuing to develop best in class policies and infrastructure, and developing and retaining the firm’s talent. Mr. Mudd will also retain his seat on the board.

Peter L. Briger and Wesley R. Edens will become co-chairmen of the Fortress board of directors. Each of the Fortress principals will continue to lead their respective investment businesses and serve on the board of directors. This expansion of the firm’s management team will allow the principals to focus more of their time on managing existing investments as well as identifying and executing new investment opportunities. The principals of the firm will continue to own approximately 70% of Fortress.

Wesley R. Edens said, “These are truly unprecedented investment markets that play directly into Fortress’s strengths and expertise. We are energized by the investment opportunities we see emerging over the next several years. However, we recognize that these dynamic markets require the firm’s principals to be single-mindedly focused on investments, both existing and new opportunities that will create value for our investors. The expansion of the team with a CEO of Dan’s caliber and skill set really rounds out the partnership.”

“We have known Dan since 1997 when he was at GE, and have had worked closely with him as a valued member of our board. Dan is a seasoned investment professional with deep operational and leadership skills and we are excited to have him join our firm,” adds Mr. Edens.

Mr. Mudd said, “I have known the principals for a long time, have worked with them as a partner and a Board member, and I have great respect for what they have done to build Fortress thus far. I look forward to helping the team manage and grow this institution.”

Mr. Mudd is an experienced executive with leadership experience across a range of financial services businesses. Most recently, Mr. Mudd served as President and CEO of Fannie Mae. Prior to being appointed CEO at Fannie Mae, Mr. Mudd served as director, vice chairman and chief operating officer. Previously, he served as president and CEO of GE Capital Japan, president of GE Capital Asia-Pacific, vice president of business development, managing director of international financing and president and CEO of European Fleet Services. He successfully led GE units through adverse markets in Mexico, Europe and Asia. Prior to his tenure at GE Capital, Mr. Mudd held positions in financial services and management consulting at the World Bank, Ayers Whitmore and Company and Xerox Corporation. Mr. Mudd was an Officer in the United States Marine Corps.

Mr. Mudd will be joining our regularly scheduled quarterly management conference call in August.

About Fortress

Fortress is a leading global alternative asset manager with approximately $26.5 billion in assets under management as of March 31, 2009. Fortress manages private equity funds and hedge funds. Fortress was founded in 1998 and the principals of the firm are Peter Briger, Wesley Edens, Robert Kauffman, Randal Nardone and Michael Novogratz. For more information regarding Fortress Investment Group LLC or to be added to our e-mail distribution list, please visit www.fortress.com.